EXHIBIT 5.1






                                        June 25, 1996

The Board of Directors
HFS Incorporated
339 Jefferson Road
Parsippany, New Jersey  07054

      Re: Registration Statement on Form S-8

Gentlemen:

  As General Counsel to HFS Incorporated, a Delaware corporation (the "Company"), I have advised the Company in connection with the filing of the Registration Statement on Form S-8 of the Company (the "Registration Statement") relating to the registration of 6,000,000 shares of the Company's common stock, par value $0.01 per share (the "Shares") under the Securities Act of 1933, as amended (the "Securities Act"). Each Share is issuable pursuant to the Company's Amended and Restated 1993 Stock Option Plan (the "Plan").

  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations promulgated under the Securities Act (the "Rules and Regulations").

  In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of
(i) the Restated Certificate of Incorporation of the Company, as amended to date, (ii) the By-laws of the Company, as amended to date, (iii) the resolutions of the Executive Committee of the Board of Directors of the Company adopted on March 3, 1993, February 10, 1994, February 8, 1995, November 3, 1995, January 22, 1996 and February 7, 1996 and resolutions of the stockholders adopted on May 12, 1993, June 14, 1994, May 5, 1995, January 22, 1996 and May 20, 1996, (iv)
the Plan and (v) the Registration Statement.

  I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

  In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

  I am admitted to the bar in the States of New York and Georgia and, except with respect to the laws of the United States and the General Corporation Law of the State of Delaware, I do not express any opinion as to the laws of any other jurisdiction.



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  Based upon and subject to the foregoing,  I am of the opinion that the Shares, when and if issued and sold and paid for upon the exercise of options granted or to be granted under the Plan in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

  I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

                    Very truly yours,

                    /s/ James E. Buckman

                    James E. Buckman
                    Executive Vice President
                     and General Counsel